EXHIBIT 99.1

Oxford: Owner of Tommy Bahama and Lilly Pulitzer Reports Record Second Quarter Earnings, Raises Full Year Guidance

  Second quarter sales increased 11%
  Record second quarter GAAP EPS of $3.49 and adjusted EPS of $3.61
  Raises full-year sales and EPS guidance
  Repurchased $30 million of stock in the second quarter

ATLANTA, Sept. 01, 2022 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2022 second quarter ended July 30th, 2022.

Consolidated net sales in the second quarter of fiscal 2022 increased 11% to $363 million compared to $329 million in the second quarter of fiscal 2021. Earnings per share (EPS) on a GAAP basis increased to $3.49 compared to $3.05 in the second quarter of fiscal 2021. On an adjusted basis, EPS increased to $3.61 compared to $3.24 in the second quarter of fiscal 2021.

Tom Chubb, Chairman and CEO, commented, “We are extremely pleased to be reporting record earnings for the sixth consecutive quarter. The strength of our brands, our products and our customer experiences fueled 14% comparable direct-to-consumer sales growth and expansion of our already robust gross margin. Favorable market conditions during the quarter included the continued return of the consumer to physical retail, the return to in-person work and social events, the growth in year-round population in many of our strongest markets and the rebound in leisure travel. All of these factors, which play to the strength of our portfolio of brands, continue unabated and augur well for the balance of the year.”

Mr. Chubb concluded, “Outstanding results like these are only possible through the effort of outstanding people and we have a team that is second to none. We are grateful to each and every one of our associates for all that they do on behalf of our customers, our communities and in turn our shareholders.”

Second Quarter of Fiscal 2022 versus Fiscal 2021

Net Sales by Operating Group	Second Quarter
($ in millions)	2022	2021	% Change
Tommy Bahama	$244.0	$208.8	17%
Lilly Pulitzer	88.7	87.3	2%
Emerging Brands	29.9	22.8	31%
Lanier Apparel (exited)	0.0	8.5	nm
Other	0.9	1.2	nm
Total Company	$363.4	$328.7	11%
  Full-price DTC comp sales increased 14% versus the second quarter of fiscal 2021.
    Full-price retail sales of $135 million were 14% higher than the second quarter of fiscal 2021.
    Full price e-commerce sales grew 13% to $119 million compared to the second quarter of fiscal 2021.
  Outlet sales were $19 million, an 8% increase versus the second quarter of 2021.

  Restaurant sales grew 6% to $27 million compared to the second quarter of fiscal 2021.

  Wholesale sales of $63 million were 17% higher than the second quarter of fiscal 2021, excluding $8 million of prior-period sales related to Lanier Apparel, driven by stronger orders this year.

  Gross margin increased to 63.9% compared to 63.8% in the second quarter of fiscal 2021. On an adjusted basis, gross margin increased to 64.6% compared to 64.3% in the second quarter of fiscal 2021. These gross margin increases were despite a 50 basis points increase in freight costs.

  SG&A was $163 million compared to $146 million in the second quarter of fiscal 2021, increasing primarily due to higher employment costs, advertising costs and other expenses to support sales growth.

  Royalties and other operating income increased by 34% to $6 million with growth in royalties in both Tommy Bahama and Lilly Pulitzer.

  Operating income increased to $75 million, or 20.7% of sales, compared to $68 million, or 20.7% of sales, in the second quarter of fiscal 2021. On an adjusted basis, operating income increased to $78 million, or 21.5% of sales, compared to $72 million, or 22.0% of sales, in the second quarter of fiscal 2021.

  The effective tax rate in the second quarter of fiscal 2022 was 24.6% versus 24.1% in the prior year.

Balance Sheet and Liquidity

Inventory increased $58 million on a LIFO basis and $71 million, or 53%, on a FIFO basis compared to the end of the second quarter of fiscal 2021. Inventory balances at July 30, 2022 represent a more normalized level after inventory levels were lower than optimal throughout fiscal 2021 when a stronger than expected rebound in consumer demand outpaced inventory purchases. Also, the inventory increase reflects: (i) the early receipt of an incremental $27 million of fall inventory to mitigate supply chain delays or disruptions, (ii) anticipated sales increases in the second half of fiscal 2022 and (iii) higher product costs. Compared to the end of the second quarter of fiscal 2019, on a FIFO basis inventory decreased by 3% while the sales for the first half of fiscal 2022 were 23% higher than the first half of fiscal 2019.

As of July 30, 2022, the Company had a strong liquidity position with $186 million of cash, cash equivalents and short-term investments versus $180 million at the end of the second quarter of fiscal 2021. The increase in cash and short-term investments was driven by strong operating cash flows which exceeded capital expenditures, share repurchases and dividend payments. The Company had no borrowings outstanding under its revolving credit agreement during either the second quarter of fiscal 2022 or fiscal 2021.

Dividend and Share Repurchase

The Board of Directors declared a quarterly cash dividend of $0.55 per share. The dividend is payable on October 28, 2022 to shareholders of record as of the close of business on October 14, 2022. The Company has paid dividends every quarter since it became publicly owned in 1960.

To date, the Company has repurchased approximately 970,000 shares, or over 5% of total shares outstanding, for $86 million at an average price of $89 per share under its December 7, 2021 $150 million share repurchase authorization and associated $100 million 10b5-1 trading plan. This consists of $8 million in the fourth quarter of 2021, $43 million in the first quarter of 2022, $30 million in the second quarter of 2022 and $5 million subsequent to quarter-end.

Outlook

For fiscal 2022, the Company raised its previously issued guidance. The Company now expects net sales in a range of $1.300 billion to $1.325 billion as compared to net sales of $1.142 billion in fiscal 2021. In fiscal 2022, GAAP EPS is expected to be between $9.68 and $9.93. Adjusted EPS is expected to be between $9.85 and $10.10. This compares to GAAP EPS of $7.78 and adjusted EPS of $7.99 in fiscal 2021.

The Company initiated its guidance for the third quarter of fiscal 2022, ending on October 29, 2022. The Company expects net sales to be between $270 million and $280 million compared to net sales of $248 million in the third quarter of fiscal 2021, which included $4 million of Lanier Apparel sales. Both GAAP and adjusted EPS are expected to be in a range of $0.90 to $1.05 in the third quarter. This compares with EPS of $1.54 on a GAAP basis and $1.19 on an adjusted basis in the third quarter of fiscal 2021. The Company’s third quarter remains its smallest sales and earnings quarter due to the seasonality of its direct-to-consumer operations.

The Company’s effective tax rate is expected to be between 24% and 25% for fiscal 2022.

Capital expenditures in fiscal 2022 are expected to be approximately $50 million, primarily reflecting investments in information technology initiatives, the development of new direct to consumer locations, including construction of a new Marlin Bar opening in 2023 in Palm Beach Gardens, and remodeling existing stores. Capital expenditures were $32 million in fiscal 2021.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through September 15, 2022 by dialing (412) 317-6671 access code 13732205.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Southern Tide®, The Beaufort Bonnet Company® and Duck Head® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All per share information is presented on a diluted basis.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.

Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which typically are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the impact of the coronavirus (COVID-19) pandemic on our business, operations and financial results, including due to uncertainties about scope and duration, supply chain disruptions, future store closures or other operating restrictions or the impact on consumer traffic, any or all of which may also affect many of the following risks; demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by current inflationary pressures; supply chain disruptions, including the potential lack of inventory to support demand for our products, which may be impacted by capacity constraints, closed factories, and cost and availability of freight deliveries; costs and availability of labor; costs of products as well as the raw materials used in those products; energy costs; our ability to be more hyper-digital and respond to rapidly changing consumer expectations; the ability of business partners, including suppliers, vendors, licensees and landlords, to meet their obligations to us and/or continue our business relationship to the same degree in light of current or future staffing shortages, liquidity challenges and/or bankruptcy filings; retention of and disciplined execution by key management and other critical personnel; cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data; changes in international, federal or state tax, trade and other laws and regulations, including the potential imposition of additional duties; the timing of shipments requested by our wholesale customers; weather; fluctuations and volatility in global financial markets; the timing and cost of retail store and food and beverage location openings and remodels, technology implementations and other capital expenditures; acquisition activities, including our ability to timely recognize expected synergies from acquisitions; expected outcomes of pending or potential litigation and regulatory actions; the increased consumer, employee and regulatory focus on climate change and environmental, social and governance issues; access to capital and/or credit markets; factors that could affect our consolidated effective tax rate; and geopolitical risks, including those related to the war between Russia and Ukraine. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Annual Report on Form 10-K for Fiscal 2021, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Jevon Strasser
E-mail: InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	July 30,	July 31,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$31,269	$180,389
Short-term investments	154,754	—
Receivables, net	50,757	48,522
Inventories, net	135,483	77,330
Income tax receivable	19,743	18,085
Prepaid expenses and other current assets	29,242	24,720
Total Current Assets	$421,248	$349,046
Property and equipment, net	150,887	157,380
Intangible assets, net	154,853	155,747
Goodwill	23,861	23,897
Operating lease assets	179,217	212,217
Other assets, net	27,136	33,462
Total Assets	$957,202	$931,749

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$76,974	$62,116
Accrued compensation	28,779	34,027
Current portion of operating lease liabilities	53,119	58,523
Accrued expenses and other liabilities	63,768	65,518
Total Current Liabilities	$222,640	$220,184
Long-term debt	—	—
Non-current portion of operating lease liabilities	180,092	215,434
Other non-current liabilities	19,200	21,389
Deferred income taxes	1,254	1,043
Shareholders’ Equity
Common stock, $1.00 par value per share	15,960	16,895
Additional paid-in capital	166,139	158,083
Retained earnings	355,037	302,456
Accumulated other comprehensive loss	(3,120)	(3,735)
Total Shareholders’ Equity	$534,016	$473,699
Total Liabilities and Shareholders’ Equity	$957,202	$931,749

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Second Quarter		First Half
	Fiscal 2022	Fiscal 2021	Fiscal 2022	Fiscal 2021
Net sales	$363,430	$328,672	$716,011	$594,434
Cost of goods sold	131,281	119,046	257,485	218,223
Gross profit	$232,149	$209,626	$458,526	$376,211
SG&A	163,135	146,367	320,547	283,492
Royalties and other operating income	6,357	4,737	13,370	10,170
Operating income	$75,371	$67,996	$151,349	$102,889
Interest expense, net	274	211	516	463
Earnings before income taxes	$75,097	$67,785	$150,833	$102,426
Income tax expense	18,485	16,325	36,813	22,498
Net earnings	$56,612	$51,460	$114,020	$79,928

Net earnings per share:
Basic	$3.56	$3.09	$7.07	$4.81
Diluted	$3.49	$3.05	$6.94	$4.75
Weighted average shares outstanding:
Basic	15,919	16,637	16,118	16,615
Diluted	16,238	16,859	16,430	16,825
Dividends declared per share	$0.55	$0.42	$1.10	$0.79

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Half
	Fiscal 2022	Fiscal 2021
Cash Flows From Operating Activities:
Net earnings	$114,020	$79,928
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation	20,358	18,935
Amortization of intangible assets	454	440
Equity compensation expense	5,252	3,901
Amortization of deferred financing costs	172	172
Deferred income taxes	(1,657)	2,231
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(16,218)	(16,617)
Inventories, net	(17,867)	46,083
Income tax receivable	(15)	(110)
Prepaid expenses and other current assets	(10,645)	(4,352)
Current liabilities	(939)	24,373
Other balance sheet changes	(2,286)	(5,999)
Cash provided by operating activities	$90,629	$148,985
Cash Flows From Investing Activities:
Purchases of property and equipment	(19,746)	(16,223)
Purchases of short-term investments	(70,000)	—
Proceeds from short-term investments	80,000	—
Other investing activities	(50)	(2,000)
Cash used in investing activities	$(9,796)	$(18,223)
Cash Flows From Financing Activities:
Repurchase of common stock	(72,680)	—
Proceeds from issuance of common stock	882	663
Repurchase of equity awards for employee tax withholding liabilities	(3,166)	(2,983)
Cash dividends paid	(17,829)	(13,353)
Other financing activities	(2,010)	(749)
Cash used in financing activities	$(94,803)	$(16,422)
Net change in cash and cash equivalents	(13,970)	114,340
Effect of foreign currency translation on cash and cash equivalents	380	36
Cash and cash equivalents at the beginning of year	44,859	66,013
Cash and cash equivalents at the end of period	$31,269	$180,389

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Second Quarter			First Half
AS REPORTED	Fiscal 2022	Fiscal 2021	% Change	Fiscal 2022	Fiscal 2021	% Change
Tommy Bahama
Net sales	$244.0	$208.8	16.8%	$472.0	$365.5	29.1%
Gross profit	$156.8	$133.4	17.6%	$304.1	$234.9	29.5%
Gross margin	64.3%	63.9%		64.4%	64.3%
Operating income	$58.9	$47.3	24.5%	$111.5	$68.0	64.0%
Operating margin	24.2%	22.7%		23.6%	18.6%
Lilly Pulitzer
Net sales	$88.7	$87.3	1.5%	$180.7	$160.9	12.3%
Gross profit	$63.3	$61.9	2.4%	$126.8	$113.1	12.2%
Gross margin	71.4%	70.8%		70.2%	70.3%
Operating income	$21.5	$25.8	(16.6)%	$47.7	$45.7	4.2%
Operating margin	24.2%	29.5%		26.4%	28.4%
Emerging Brands (1)
Net sales	$29.9	$22.8	31.1%	$61.7	$45.3	36.3%
Gross profit	$14.1	$12.4	13.9%	$30.5	$24.5	24.3%
Gross margin	47.2%	54.4%		49.4%	54.2%
Operating income	$4.0	$4.5	(11.3)%	$11.7	$9.5	24.0%
Operating margin	13.3%	19.7%		19.0%	20.9%
Lanier Apparel
Net sales	$0.0	$8.5	(100.0)%	$0.0	$20.5	(100.0)%
Gross profit	$0.0	$5.8	(100.0)%	$0.0	$10.1	(100.0)%
Gross margin	NM	67.9%		NM	49.0%
Operating income	$0.0	$0.9	(100.0)%	$0.0	$1.7	(100.0)%
Operating margin	NM	10.0%		NM	8.3%
Corporate and Other (1)
Net sales	$0.9	$1.2	(25.6)%	$1.6	$2.2	(28.6)%
Gross profit	$(2.1)	$(3.8)	NM	$(2.9)	$(6.3)	NM
Operating loss	$(9.0)	$(10.5)	NM	$(19.6)	$(22.0)	NM
Consolidated
Net sales	$363.4	$328.7	10.6%	$716.0	$594.4	20.5%
Gross profit	$232.1	$209.6	10.7%	$458.5	$376.2	21.9%
Gross margin	63.9%	63.8%		64.0%	63.3%
SG&A	$163.1	$146.4	11.5%	$320.5	$283.5	13.1%
SG&A as % of net sales	44.9%	44.5%		44.8%	47.7%
Operating income	$75.4	$68.0	10.8%	$151.3	$102.9	47.1%
Operating margin	20.7%	20.7%		21.1%	17.3%
Earnings before income taxes	$75.1	$67.8	10.8%	$150.8	$102.4	47.3%
Net earnings	$56.6	$51.5	10.0%	$114.0	$79.9	42.7%
Net earnings per diluted share	$3.49	$3.05	14.4%	$6.94	$4.75	46.1%
Weighted average shares outstanding - diluted	16.2	16.9	(3.7)%	16.4	16.8	(2.3)%

	Second Quarter			First Half
ADJUSTMENTS	Fiscal 2022	Fiscal 2021	% Change	Fiscal 2022	Fiscal 2021	% Change
LIFO adjustments(2)	$2.7	$4.4		$3.7	$7.4
Lanier Apparel exit charges in cost of goods sold(3)	$0.0	$(2.6)		$0.0	$(2.1)
Amortization of Southern Tide intangible assets(4)	$0.0	$0.1		$0.0	$0.1
Lanier Apparel exit charges in SG&A(5)	$0.0	$2.4		$0.0	$3.2
Impact of income taxes(6)	$(0.7)	$(1.1)		$(0.9)	$(2.2)
Adjustment to net earnings(7)	$2.1	$3.1		$2.8	$6.4
AS ADJUSTED
Tommy Bahama
Net sales	$244.0	$208.8	16.8%	$472.0	$365.5	29.1%
Gross profit	$156.8	$133.4	17.6%	$304.1	$234.9	29.5%
Gross margin	64.3%	63.9%		64.4%	64.3%
Operating income	$58.9	$47.3	24.5%	$111.5	$68.0	64.0%
Operating margin	24.2%	22.7%		23.6%	18.6%
Lilly Pulitzer
Net sales	$88.7	$87.3	1.5%	$180.7	$160.9	12.3%
Gross profit	$63.3	$61.9	2.4%	$126.8	$113.1	12.2%
Gross margin	71.4%	70.8%		70.2%	70.3%
Operating income	$21.5	$25.8	(16.6)%	$47.7	$45.7	4.2%
Operating margin	24.2%	29.5%		26.4%	28.4%
Emerging Brands (1)
Net sales	$29.9	$22.8	31.1%	$61.7	$45.3	36.3%
Gross profit	$14.1	$12.4	13.9%	$30.5	$24.5	24.3%
Gross margin	47.2%	54.4%		49.4%	54.2%
Operating income	$4.0	$4.6	(12.7)%	$11.7	$9.6	22.1%
Operating margin	13.3%	20.0%		19.0%	21.2%
Lanier Apparel
Net sales	$0.0	$8.5	(100.0)%	$0.0	$20.5	(100.0)%
Gross profit	$0.0	$3.2	(100.0)%	$0.0	$7.9	(100.0)%
Gross margin	NM	37.3%		NM	38.6%
Operating income	$0.0	$0.7	(100.0)%	$0.0	$2.8	(100.0)%
Operating margin	NM	7.8%		NM	13.6%
Corporate and Other (1)
Net sales	$0.9	$1.2	(25.6)%	$1.6	$2.2	(28.6)%
Gross profit	$0.6	$0.6	NM	$0.8	$1.1	NM
Operating loss	$(6.3)	$(6.1)	NM	$(15.8)	$(14.6)	NM
Consolidated
Net sales	$363.4	$328.7	10.6%	$716.0	$594.4	20.5%
Gross profit	$234.9	$211.4	11.1%	$462.3	$381.5	21.2%
Gross margin	64.6%	64.3%		64.6%	64.2%
SG&A	$163.1	$143.9	13.4%	$320.5	$280.1	14.4%
SG&A as % of net sales	44.9%	43.8%		44.8%	47.1%
Operating income	$78.1	$72.2	8.1%	$155.1	$111.5	39.0%
Operating margin	21.5%	22.0%		21.7%	18.8%
Earnings before income taxes	$77.8	$72.0	8.1%	$154.6	$111.1	39.2%
Net earnings	$58.7	$54.6	7.4%	$116.8	$86.3	35.3%
Net earnings per diluted share	$3.61	$3.24	11.4%	$7.11	$5.13	38.6%

	Second Quarter	Second Quarter	Second Quarter	First Half	First Half
	Fiscal 2022	Fiscal 2022	Fiscal 2021	Fiscal 2022	Fiscal 2021
	Actual	Guidance(8)	Actual	Actual	Actual
Net earnings per diluted share:
GAAP basis	$3.49	$3.30 - 3.50	$3.05	$6.94	$4.75
LIFO adjustments(9)	0.13	0.00	0.19	0.17	0.33
Amortization of recently acquired intangible assets(10)	0.00	0.00	0.00	0.00	0.01
Lanier Apparel exit charges(11)	0.00	0.00	(0.01)	0.00	0.05
As adjusted(7)	$3.61	$3.30 - 3.50	$3.24	$7.11	$5.13

	Third Quarter	Third Quarter
	Fiscal 2022	Fiscal 2021
	Guidance(12)	Actual
Net earnings per diluted share:
GAAP basis	$0.90-1.05	$1.54
LIFO adjustments(9)	0.00	0.10
Amortization of recently acquired intangible assets(10)	0.00	0.00
Tommy Bahama lease termination changes(13)	0.00	0.21
Change in fair value of contingent consideration(14)	0.00	0.03
Lanier Apparel exit charges(11)	0.00	(0.01)
Gain on sale of investment in unconsolidated entity(15)	0.00	(0.68)
As adjusted(7)	$0.90-1.05	$1.19

	Fourth Quarter	Fourth Quarter
	Fiscal 2022	Fiscal 2021
	Guidance(12)	Actual
Net earnings per diluted share:
GAAP basis	$1.84-1.94	$1.50
LIFO adjustments(9)	0.00	0.27
Amortization of recently acquired intangible assets(10)	0.00	0.00
Change in fair value of contingent consideration(14)	0.00	0.02
Gain on sale of Lanier Apparel distribution center(16)	0.00	(0.12)
As adjusted(7)	$1.84-1.94	$1.68

	Full Year	Full Year
	Fiscal 2022	Fiscal 2021
	Guidance(12)	Actual
Net earnings per diluted share:
GAAP basis	$9.68-9.93	$7.78
LIFO adjustments(9)	0.17	0.70
Amortization of recently acquired intangible assets(10)	0.00	0.01
Tommy Bahama lease termination charges(13)	0.00	0.21
Change in fair value of contingent consideration(14)	0.00	0.05
Lanier Apparel exit charges(11)	0.00	0.04
Gain on sale of Lanier Apparel distribution center(16)	0.00	(0.12)
Gain on sale of investment in unconsolidated entity(15)	0.00	(0.68)
As adjusted(7)	$9.85-10.10	$7.99

(1) Beginning in Fiscal 2022, the Company combined Southern Tide, The Beaufort Bonnet Company and Duck Head into the Emerging Brands operating group. Previously, Southern Tide was a separately reported operating group and The Beaufort Bonnet Company and Duck Head were included in Corporate and Other. All prior periods have been restated to conform to the current period presentation. Net sales and operating income, as restated to conform to the current period presentation, for each operating group for each quarter of Fiscal 2021 were disclosed the Company's Form 8-K filed on June 8, 2022.
(2) LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(3) Lanier Apparel exit charges in cost of goods sold relate to amounts resulting from the exit of the Lanier Apparel business, which was completed in Fiscal 2021. These amounts in Fiscal 2021 primarily consist of estimates of inventory markdowns and costs related to the Merida, Mexico manufacturing facility, which ceased operations in Fiscal 2020. These amounts are included in cost of goods sold in Lanier Apparel.
(4) Amortization of Southern Tide intangible assets represents the amortization related to intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Emerging Brands.
(5) Lanier Apparel exit charges in SG&A relate to amounts resulting from the exit of the Lanier Apparel business, which was completed in Fiscal 2021. These amounts in Fiscal 2021 primarily consist of employee charges for retention and severance and termination charges related to certain license agreements. These charges are included in SG&A in Lanier Apparel.
(6) Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings in the respective jurisdiction.
(7) Amounts in columns may not add due to rounding.
(8) Guidance as issued on June 8, 2022.
(9) LIFO adjustments represents the impact, net of income taxes, on net earnings per share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(10) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings per share in Fiscal 2021 resulting from the amortization of intangible assets acquired as part of the Southern Tide acquisition.
(11) Lanier Apparel exit charges represents the impact, net of income taxes, on net earnings per share resulting from the exit of the Lanier Apparel business, which was completed in Fiscal 2021. These amounts in Fiscal 2021 primarily consist of estimates of inventory markdowns, costs related to the Merida, Mexico manufacturing facility, employee charges and termination charges related to certain license agreements.
(12) Guidance as issued on September 1, 2022.
(13) Tommy Bahama lease termination charges represents the impact, net of income taxes, on net earnings per share of the charges associated with the termination of the Tommy Bahama New York office and showroom lease in Fiscal 2021.
(14) Change in fair value of contingent consideration represents the impact, net of income taxes, on net earnings per share in Fiscal 2021 relating to the change in the fair value of contingent consideration related to the TBBC acquisition.
(15) Gain on sale of investment in unconsolidated entity represents the impact, net of income taxes, on net earnings per share relating to the gain recognized on the sale of the ownership interest in an unconsolidated entity in Fiscal 2021. Due to the utilization of benefits associated with certain capital losses to substantially offset the gain there was no significant income tax expense associated with this gain.
(16) Gain on sale of Lanier Apparel distribution center represents the impact, net of income taxes, on net earnings per share resulting from the sale of the Lanier Apparel Toccoa, Georgia distribution center in Fiscal 2021.

Location Count
	End of Q1	End of Q2	End of Q3	End of Q4

Fiscal 2021
Tommy Bahama
Full-price retail store	104	104	103	102
Retail-restaurant	21	21	21	21
Outlet	35	35	35	35
Total Tommy Bahama	160	160	159	158
Lilly Pulitzer	59	59	59	58
Emerging Brands
Southern Tide	4	4	4	4
TBBC	—	—	—	1
Oxford Total	223	223	222	221

Fiscal 2022
Tommy Bahama
Full-price retail store	102	102	—	—
Retail-restaurant	21	21	—	—
Outlet	35	35	—	—
Total Tommy Bahama	158	158	—	—
Lilly Pulitzer	59	58	—	—
Emerging Brands
Southern Tide	4	5	—	—
TBBC	1	2	—	—
Oxford Total	222	223	—	—